Exhibit 99.2

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FTI Consulting, Inc.
Investor Contact: Max Dutcher
(212) 850-5677

MILLER INDUSTRIES, INC. ANNOUNCES RETIREMENT OF

J. VINCENT MISH AS CHIEF FINANCIAL OFFICER AND

APPOINTMENT OF DEBORAH WHITMIRE AS NEW CHIEF FINANCIAL OFFICER

CHATTANOOGA, Tenn., November 9, 2016/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced that J. Vincent Mish, its Executive Vice President, Chief Financial Officer and Treasurer, will retire effective December 31, 2016, after more than 25 years of service to the Company.

The Company also announced today that the Board of Directors has elected Deborah Whitmire to succeed Mr. Mish as the Executive Vice President, Chief Financial Officer and Treasurer of the Company. Ms. Whitmire currently serves as Vice President and Corporate Controller of the Company, a position she has held since January 2014. She has served in various positions of increasing responsibility and leadership in the Company’s finance department since 1996.

William G. Miller, Chairman of the Board, said, “Vince has been an officer and integral part of Miller Industries and its predecessor company since 1990. As Chief Financial Officer over this period of time he has had a significant impact on Miller Industries and more specifically, its financial success.  Mr. Mish has been the driving force for the financial credibility and integrity of the Company since its inception.  We have been fortunate in having someone of Vince’s caliber as CFO over these years. He has developed a strong financial team which will continue to serve Miller Industries well into the future.  As a longtime friend and business partner, I wish Vince the very best in his retirement.  It is well deserved.”

“The Company is fortunate to have available as a successor an exceptional person in Debbie Whitmire,” added Mr. Miller. “Debbie has been with the Company since 1996 in various finance department capacities and has extensive knowledge of the Company’s financial matters and operations. She is extremely well positioned for this transition. The directors and officers of the Company are pleased to welcome Debbie to this new expanded responsibility and look forward to her leadership of the Company’s finance department.”

Mr. Mish said, “I am honored and blessed to have been a part of this great Miller Industries team since the beginning. Miller Industries is a very special company with truly outstanding people. I am extremely grateful for the experience and for all the friends that I’ve made. It is now time, however, for me to move on to the next chapter in my life and to spend more time with my family. I am exceptionally pleased that Debbie Whitmire will succeed me in the role of CFO. Her expertise and more than 20 years of experience with the Company will make this a smooth transition.”

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; competitors could impede our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in our information technology systems; the effects of new regulation relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2015, as supplemented in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our Company.